Microsoft Word 11.0.5604;UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                                               Commission File Number: 000-30583

                           NOTIFICATION OF LATE FILING
    .......................................................................

(Check one):

|_| Form 10-K
|_| Form 20-F
|_| Form 11-k
|X| Form 10-Q
|_| Form N-SAR
|_| Form N-CSR

For Period Ended: March 31, 2005

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

For the Transition Period Ended:

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                               PRACTICEXPERT, INC.
    .......................................................................
                             Full name of Registrant

                           THAON COMMUNICATIONS, INC.
    .......................................................................
                            Former Name if Applicable

                           10833 Washington Boulevard
    .......................................................................
                     Address of principal executive offices

                              Culver City, CA 90232
    .......................................................................
                            City, State and Zip Code

                                     PART II
                             RULES 12b-25(b) and (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.) [X]

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or Form N-CSR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date.

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

      The registrant's quarterly report on Form 10-QSB for the period ended March 31, 2005, will be filed on or before the fifth calendar day following the prescribed due date. The Form 10-QSB could not be filed within the prescribed time period because the Registrant's independent accountant has not yet completed the accounting documentation required for the Form 10-QSB.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Michael Manahan       (310)            815-3500
........................................................................
(Name)             (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

|_| Yes |X| No

The registrant has not yet filed its report on Form 8-K/A for including the audited financial statements for Physician Informatics, Inc. and the related pro forma combined financial information required to be included the report.

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

|_| Yes |X| No

      If so, attach an explanation of anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                               PRACTICEXPERT, INC.
     .......................................................................
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 16, 2005             By:/s/ Jonathan Doctor
                                   ----------------------------------
                                   Jonathan Doctor, President and CEO